             AUBURN NATIONAL BANCORPORATION INC. AND SUBSIDIARIES
      EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS



                                           Nine Months Ended September 30,
                                           -------------------------------
                                              1996              1995
                                           -------------------------------

PRIMARY:

  Average shares outstanding                 1,305,136            1,291,657
  Dilutive Stock Options-based on the
    treasury stock method using the
    average market price for the period             --                  --
                                            ----------           ----------

    Total                                    1,305,136            1,291,657
                                            ==========           ==========

Net Income                                  $1,990,721           $1,428,431
                                            ==========           ==========

Earning per share amounts:

  Disclosed (1)                             $     1.53           $     1.11
  Computed                                  $     1.53           $     1.11


FULLY-DILUTED:

  Average shares outstanding                 1,305,136            1,291,657
  Dilutive Stock Options-based on the
    treasury stock method using the
    average market price for the period             --                   --
                                            ----------           ----------

    Total                                    1,305,136            1,291,657
                                            ==========           ==========

Net Income                                  $1,990,721           $1,428,431
                                            ==========           ==========

Earning per share amounts:

  Disclosed (1)                              $    1.53           $     1.11
  Computed                                   $    1.53           $     1.11

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(1)  The Company reserved 75,000 shares of Common Stock in May of 1994 for issuance under stock option plans. The exercise price of such options is to be determined at the time an option is granted. Since no options have been granted as of the date of this filing and, therefore, no exercise price established, no incremental shares have been included in the computation of earnings per share in the statement of earnings under the provisions of Accounting Principles Board Opinion Number 15. That opinion provides that any reduction of less than 3% need not be considered as dilutive.